STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”), effective as of December 27, 2006, is by and between ON Semiconductor Corporation, a Delaware corporation (the “Company”), and TPG SEMICONDUCTOR HOLDINGS LLC, a Delaware limited liability company, and TPG ON HOLDINGS LLC, a Delaware limited liability company (“TPG Sellers”).

WHEREAS, (i) the Company has agreed, subject to the conditions herein, to purchase from TPG Sellers shares of common stock, par value $0.01 per share, of the Company (“Common Stock”).

NOW, THEREFORE, in consideration of the acts, payments, covenants and mutual agreements herein described and agreed to be performed, the Company and the TPG Sellers hereby agree as follows:

1.	Purchase and Sale of the Shares.

(a)          Upon the terms of and subject to conditions set forth in this Agreement, TPG Sellers hereby agree to sell to the Company, and the Company hereby agrees to purchase from TPG Sellers, 9,749,303 shares of Common Stock (the “Shares”). The number of Shares to be purchased from TPG Semiconductor Holdings LLC and the number of Shares to be purchased from TPG ON Holdings LLC are specified on Schedule 1 hereto.

(b)          The purchase price per share for the Shares shall be $7.18 per share (the “Per Share Price”), or an aggregate of Sixty-Nine Million Nine Hundred Ninety-Nine Thousand Nine Hundred Ninety-Five and 54/100 Dollars ($69,999,995.54), paid pro rata.

(c)          On or before December 29, 2006, TPG Sellers shall surrender to the Company any certificates representing the Shares being purchased, together with duly executed stock powers for the transfer of such Shares to the Company, or otherwise provide to the Company satisfactory evidence of the transfer of the Shares to the Company, against payment of the purchase price for the Shares to TPG Sellers by wire transfer to an account or accounts designated in writing by TPG Sellers.

2.            Representations, Warranties and Covenants of TPG Sellers. TPG Sellers hereby represent, warrant and covenant to the Company as follows:

(a)          Ownership of the Shares. TPG Sellers are the sole beneficial owner and holder of the entire right, title and interest in and to their respective Shares, free and clear of all liens and other encumbrances (other than restrictions on transfer imposed by federal and state securities laws).

(b)          Authorization; Enforceability. TPG Sellers have full power and authority to enter into this Agreement. This Agreement has been duly authorized by all necessary limited liability company action and constitutes valid and legally binding obligations of TPG Sellers, enforceable against TPG Sellers in accordance with its terms.

(c)          No Conflicts. The execution and delivery by TPG Sellers of this Agreement does not, and the consummation of the transactions contemplated hereby will not: (i) conflict with or result in a violation or breach of any law, rule, regulation, order or decree applicable to TPG Sellers; (ii) conflict with or result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default under, any contract to which TPG Sellers are a party; (iii) except as set forth in this Agreement or as required by the federal securities laws, require TPG to obtain any consent, approval or action of, make any filing with or give any notice to any person as a result or under the terms of any contract to which TPG Sellers are a party; or (iv) result in the creation or imposition of any lien or other encumbrance upon the Shares.

(d)          Adequacy of Information. TPG Sellers, by virtue of their representation on the Board of Directors of the Company, has information or access to information regarding the Company and its business, including financial and operating data for October, November and December 2006, necessary to make an informed and knowledgeable decision with regard to the transactions contemplated hereby. TPG Sellers understand that the Shares may in the future trade at prices higher than the purchase price at which TPG Sellers are selling such Shares to the Company under this Agreement, and that TPG Sellers, by entering into this Agreement, are foregoing any and all opportunities to share in any such increased value with respect to any Shares sold hereunder. TPG Sellers have not relied upon the Company, or any of its affiliates or agents, and has instead made its own independent analysis, in determining to enter into this Agreement and to consummate the transactions contemplated hereby.

(e)          Required Filings. TPG Sellers will make all filings required by law with governmental agencies or authorities as a result of the execution of this Agreement and the sale of the Shares, including, without limitation, filings required under Section 13 and Section 16 of the Exchange Act of 1934, as amended, within the time period required by all such applicable laws.

3.            Representations, Warranties and Covenants of the Company. The Company hereby represents, warrants and covenants to TPG Sellers as follows:

(a)          Authorization; Enforceability. The Company has full power and authority to enter into this Agreement. This Agreement has been duly authorized by all necessary corporate action and constitutes valid and legally binding obligations of the Company, enforceable against the Company in accordance with its terms.

(b)          No Conflicts. The execution and delivery by the Company of this Agreement does not, and the consummation of the transactions contemplated hereby will not: (i) conflict with or result in a violation or breach of any law, rule, regulation, order or decree applicable to the Company; (ii) conflict with or result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default under, any contract to which the Company or any of its direct or indirect subsidiaries is a party, or (iii) except as set forth in this Agreement or as required by the federal securities laws, require the Company to obtain any consent, approval or action of, make any filing with or give any notice to any person as a result or under the terms of any contract to which the Company is a party.

(c)          Required Filings. The Company will make all filings required by law with governmental agencies or authorities as a result of the execution of this Agreement and the sale of the Shares within the time period required by all such applicable laws.

4.	Miscellaneous.

(a)          Survival. The representations, warranties, covenants and agreements of TPG Sellers and the Company contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the closing of the transactions contemplated hereby.

(b)          Nature of Agreement. This Agreement and all provisions thereof, including all representations and promises contained herein, are contractual and not a mere recital and shall continue in permanent force and effect. This Agreement constitutes the sole and entire agreement of the parties with respect to the subject matter hereof, and there are no agreements of any nature whatsoever between the parties hereto with respect to the subject matter hereof, except as expressly stated or referenced herein. This Agreement may not be modified or changed unless done so in writing, signed by both parties. In the event that any portion of this Agreement is found to be unenforceable for any reason whatsoever, the unenforceable provision shall be considered to be severable, and the remainder of the Agreement shall continue to be in full force and effect. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to choice of law principles.

(c)          Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

(d)          Notices. Unless otherwise provided, any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered by overnight courier or sent by facsimile, or upon delivery when delivered personally, or upon seventy-two (72) hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, addressed to the party to be notified at such party’s address or facsimile number, as subsequently modified by written notice, as follows:

(i)           if to TPG Sellers, to Texas Pacific Group, 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102, Attn: Clive D. Bode, Vice President (facsimile: (817) 871-4088), or

(ii)          if to the Company, to On Semiconductor Corporation, 5005 E. McDowell Road, Phoenix, Arizona 85008, Attn: General Counsel (facsimile: 602-244-5601).

(e)          Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable for whatever reason, the remaining provisions of this Agreement shall nevertheless continue in full force and effect without being impaired in any manner whatsoever.

(f)           Further Assurances. Each party to this Agreement agrees upon request to execute any further documents or instruments necessary or desirable to carry out the purposes or intent of this Agreement.

(g)          Several Obligations. The obligations of each of the TPG Entities is several and not joint.

(h)          Advice of Counsel. Each party to this agreement acknowledges that, in executing this agreement, such party has had the opportunity to seek the advice of independent legal counsel, and has read and understood all of the terms and provisions of this agreement. This agreement shall not be construed against any party by reason of the drafting or preparation hereof.

[Signature Page Follows]

The parties have executed this Stock Purchase Agreement as of the date first written above.

THE COMPANY:

ON SEMICONDUCTOR CORPORATION

By:  /s/   Keith Jackson

Name: Keith Jackson Title: President and Chief Executive Officer

TPG SELLERS:

TPG SEMICONDUCTOR HOLDINGS LLC,
By: TPG Partners II, L.P., as Manager, By: TPG GenPar II, L.P., its General Partner, By: TPG Advisors II, Inc., its General Partner, By: /s/ John E. Viola Name: John E. Viola Title: Vice President
TPG ON HOLDINGS LLC,
By: TPG Partners II, L.P., as Manager, By: TPG GenPar II, L.P., its General Partner, By: TPG Advisors II, Inc., its General Partner, By: /s/ John E. Viola Name: John E. Viola Title: Vice President

SCHEDULE 1

TPG Seller	Number of Shares

TPG Semiconductor Holdings LLC	6,602,475
TPG ON Holdings LLC	3,146,828